Filed pursuant to Rule 433
Registration No. 333-208507
ROYAL BANK OF CANADA
MEDIUM-TERM NOTES, SERIES G
$300,000,000
SENIOR FLOATING RATE NOTES, DUE JULY 29, 2019
FINAL TERM SHEET
DATED JULY 25, 2016

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	Senior Floating Rate Notes, due July 29, 2019 (the “Notes”)

Expected Ratings1:	Aa3 / AA- / AA (Negative / Negative / Negative)

Principal Amount:	$300,000,000

Issue Price:	100.000%

Trade Date:	July 25, 2016

Settlement Date (T+4)2:	July 29, 2016

Maturity Date:	July 29, 2019

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	3-month USD LIBOR plus 48 bps payable and reset quarterly

Fees:	0.150%

Interest Payment Dates:	Quarterly on the 29th of each January, April, July, and October, beginning October 29, 2016

Payment Convention:	Modified following business day convention, adjusted

Business Days:	London, New York, Toronto

_____________________________
1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade on any date more than three business days prior to delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

Day Count Fraction:	Actual / 360

Listing:	None

Optional Redemption:	None

CUSIP / ISIN:	78012KRL3 / US78012KRL34

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:
nabSecurities, LLC
Academy Securities, Inc.
ANZ Securities, Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
Fifth Third Securities, Inc.
Lloyds Securities Inc.
Santander Investment Securities Inc.
Standard Chartered Bank
SunTrust Robinson Humphrey, Inc.

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829, Morgan Stanley & Co. LLC at 1-866-718-1649, or Wells Fargo Securities, LLC at 1-800-326-5897.